EMPLOYMENT AGREEMENT


         This Employment Agreement (the "Agreement") is made as of August 1, 1996 by and between LOGISTICS PERSONNEL CORP., a Nevada corporation (the "Company"), and BILLY C. HOLLIS ("Employee").

                                    RECITALS

         A. The Company wishes to employ Employee, and Employee wishes to be employed by the Company.

         B. The parties wish to set forth in this Agreement the terms and conditions of such employment.

                                   AGREEMENTS

         In consideration of the mutual promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. EMPLOYMENT. Subject to the terms and conditions of this Agreement, the Company employs Employee to serve in an executive capacity and Employee accepts such employment and agrees to dedicate all of his business time and effort to Company business and perform such reasonable responsibilities and duties as may be assigned to him from time to time by the Company's Chief Executive Officer (the "Chief Executive Officer"), the Company's Board of Directors (the "Board"), and/or the Chief Operating Officer of the Company's parent corporation, EMPLOYEE SOLUTIONS, INC., an Arizona corporation ("ESI"). Employee's title shall be President, with responsibility for the operational and managerial functions and such executive responsibilities as may be assigned from time to time by, and subject to the direction of, the Board, the Chief Executive Officer and/or the Chief Operating Officer of ESI (hereinafter sometimes referred to as "ESI's Chief Operating Officer"). Employee shall report directly to ESI's Chief Operating Officer. Subject to Section 7, such title and duties may be changed from time to time by the Board, so long as Employee is maintained in an executive capacity throughout the term of his employment.

         2. TERM. The employment of Employee by the Company pursuant to this Agreement shall commence on the date hereof and continue for a five (5)-year term (subject to early termination as provided elsewhere herein). The term may be extended thereafter by written agreement of the parties.

         3. COMPENSATION.

               a. SALARY. As partial consideration for the services to be rendered by Employee hereunder, Company agrees to pay Employee an annual salary equal to One Hundred Thirty Thousand Dollars ($130,000.00) which will be payable in twenty-six (26) bi-weekly installments of Five Thousand Dollars ($5,000.00) each, less applicable income tax, social security tax and Medicare tax withholding. In the event Employee's employment terminates during a particular year of service, this salary will be prorated based upon the number of days in the particular year during which Employee was actually providing services to Company hereunder.

               b. INCENTIVE PLAN. The Company may establish and implement an incentive compensation system which will provide additional incentive payments to Employee based upon his performance and the performance of the Company.

               c. STOCK OPTIONS. Employee will also be entitled to options to purchase sixty-two thousand five hundred (62,500) shares of the post-July 26, 1996 two-for-one split no par value voting common stock ("Common Stock") of ESI, which options will be issued upon the following terms and conditions:

                    (1) Within thirty (30) days after the execution of this Agreement, ESI will deliver to Employee a grant letter, with an effective date of August 1, 1996, for the purpose of transferring and conveying to Employee options to purchase sixty-two thousand five hundred (62,500) shares of ESI's Common Stock at an exercise price of Seventeen Dollars and Twenty-five Cents ($17.25) per share.

                    (2) Except as provided in paragraph 3(c)(3) below, the options will be granted pursuant to ESI's 1995 Employee Incentive Stock Option Plan ("Option Plan"), pursuant to the standard grant letter for options issued pursuant to said plan and, for purposes of said Option Plan, will be exercisable over three (3) years of service by Employee hereunder at the rate of one-third (1/3) of the total (or 20,833 and one-third shares) for each completed year of service hereunder.

                    (3) In the event Employee's employment should terminate under the provisions of any of paragraphs 7(b), 7(c) or 7(d) below, or upon the expiration of the term of this Agreement, any unvested options then held by Employee shall immediately vest in full. This special vesting provision shall also apply to any other stock options which ESI may grant to Employee during the term hereof.

               d. SALARY INCREASES. In the sole discretion of the Board, Employee's salary may be increased, from time to time, consistent with Company policy.

         4. FRINGE BENEFITS. In addition to the options for shares of the Company's Common Stock available to Employee under the same terms as those available to Company employees, and any other employee benefit plans generally available to Company employees, the Company shall include the Employee in any group medical insurance plan and any group life insurance plan which is maintained for the benefit of the employees of the Company. The manner of implementation of such benefits with respect to such items as procedures and amounts is discretionary with the Company but shall be commensurate with Employee's executive status and shall include medical coverage for Employee and Employee's family members who are eligible under the applicable plans.


         5. VACATION. Employee shall be entitled to vacation with pay in keeping with Employee's previously established vacation practices. In addition, Employee shall be entitled to such holidays as the Company may approve for its executive personnel.

         6. EXPENSE REIMBURSEMENT. In addition to the compensation and benefits provided above, the Company shall pay all reasonable expenses of Employee incurred in connection with the performance of Employee's duties and responsibilities to the Company pursuant to this Agreement, upon submission of appropriate vouchers and supporting documentation in accordance with the Company's usual and ordinary practices, provided that such expenses are reasonable and necessary business expenses of the Company. The Company shall pay Employee's reasonable cellular telephone expenses that are related to Company business. During the term of his employment, Company will also provide Employee with a One Thousand Dollar ($1,000.00) per month automobile expense allowance.

         7. TERMINATION. The Company may terminate Employee's employment prior to the expiration of this Agreement, in the manner provided below:

               a. FOR CAUSE. The Company may terminate Employee's employment by the Company prior to the expiration of this Agreement, for cause, upon written notice to the Employee stating the facts constituting such cause, provided that Employee shall have 20 days following such notice to cure any conduct or act, if curable, alleged to provide grounds for termination for cause hereunder. In the event of termination for cause, the Company shall be obligated to pay the Employee only the base salary due him through the date of termination. Cause shall include willful failure to abide by instructions or policies from or set by the Company, commission of a felony or serious misdemeanor offense or pleading guilty or NOLO CONTENDERE to same, Employee's material breach of this Agreement, or breach by Employee of any other material obligation to the Company.

               b. WITHOUT CAUSE. The Company may terminate Employee's employment by the Company at any time immediately, without cause, by giving written notice to the Employee. If the Company terminates under this Section 7.b. it shall pay to Employee a lump-sum amount equal to the greater of (i) the base salary due the Employee under the remaining term of this Agreement; or (ii) 12 months base salary, in each case less applicable withholdings; and shall continue coverage of Employee and Employee's dependents under its medical plans for the earlier of 12 months or until Employee secures other employment (unless continuation of coverage under such plans is unfeasible, in which event the Company will provide substantially similar benefits).

               c. DISABILITY. If during the term of this Agreement, Employee experiences a permanent disability (as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended), the Company shall have the right to terminate this Agreement without further obligation hereunder except for any bonus amount payable in accordance with the next sentence and any amounts payable pursuant to disability plans generally applicable to executive employees. Within 90 days after the end of the fiscal year in which termination pursuant to this Section 7.c. occurs, so long as Employee is in full compliance with this Agreement, Employee shall be entitled to receive an incentive compensation payment (calculated and payable in the manner referred to in Section 3.b.), if any, based upon the Company's financial performance for such fiscal year, which shall be prorated to the extent that Employee's employment during such fiscal year was for a period of less than the full year.

               d. DEATH. If the Employee dies during the term of this Agreement, this Agreement shall terminate immediately, and the Employee's legal representative shall be entitled to receive the base salary due to Employee through the 60th day from the date on which his death shall have occurred and any other death benefits generally applicable to executive employees. In addition, if Employee's death occurs during the term hereof, Employee's legal representative shall be entitled to receive, at the end of the first quarter of the year following the fiscal year in which such death shall have occurred, an incentive compensation payment (calculated and payable in the manner referred to in Section 3.b.), if any, based upon the Company's financial performance for such fiscal year, which shall be prorated to the extent that Employee's employment during such fiscal year was for a period of less than the full year.

         8. CONFIDENTIALITY. Employee acknowledges that Employee may receive, or contribute to the production of, confidential, proprietary, and trade secret information of the Company, and others with whom the Company may be doing business. For purposes of this Agreement, Employee agrees that "Confidential Information" shall mean information or material proprietary to the Company or designated as Confidential Information by the Company and not generally known by non-Company personnel, which Employee develops or to which Employee may obtain knowledge or access through or as a result of Employee's relationship with Company (including information conceived, originated, discovered, or developed in whole or in part by Employee). Confidential Information includes, but is not limited to, the following types of information and other information of a similar nature (whether or not reduced to writing): discoveries, inventions, ideas, concepts, research, development, processes, procedures, "know-how", formulae, marketing techniques and materials, marketing and development plans, business plans, customer names and other information related to customers, price lists, pricing policies, financial information, employee compensation, and computer programs and systems. Confidential Information also includes any information described above which the Company obtains from another party and which the Company treats as proprietary or designates as Confidential Information, whether or not owned by or developed by the Company. Employee acknowledges that the Confidential Information derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use.

         Information publicly known without breach of this Agreement that is generally employed by the trade at or after the time Employee first learns of such information, or generic information or knowledge which Employee would have learned in the course of similar employment or work elsewhere in the trade, shall not be deemed part of the Confidential Information.

         Employee further agrees:

               a. To furnish Company on demand, at any time during or after employment, a complete list of the names and addresses of all present, former, and potential customers and other contacts gained while an employee of the Company, whether or not in the possession or within the knowledge of the Company.

               b. That all notes, computer or disk memory, memoranda, documentation, and records in any way incorporating or reflecting any Confidential Information shall belong exclusively to the Company, and Employee agrees to turn over all copies of such materials in Employee's control to Company upon request or upon termination of Employee's employment with the Company, regardless of whether the materials were prepared by or with the assistance of Employee.

               c. That while employed by the Company and thereafter Employee will hold in confidence and not directly or indirectly reveal, report, publish, disclose, or transfer any of the Confidential Information to any person or entity, or utilize any of the Confidential Information for any purpose, except in the course of Employee's work for the Company.

               d. That any ideas in whole or in part conceived of or made by Employee during the term of his employment or relationship with the Company which are made through the use of any of the Confidential Information of the Company or any of the Company's equipment, facilities, trade secrets, or time, or which result from any work performed by Employee for the Company, shall belong exclusively to the Company and shall be deemed a part of the Confidential Information for purposes of this Agreement. Employee hereby assigns and agrees to assign to the Company all rights in and to such Confidential Information whether for purposes of obtaining patent or copyright protection or otherwise. Employee shall acknowledge and deliver to the Company, without charge to Company (but at its expense) such written instruments and do such other acts, including giving testimony in support of Employee's authorship or inventorship, as the case may be, necessary in the opinion of the Company to obtain patents or copyrights or to otherwise protect or vest in the Company the entire right and title in and to the Confidential Information.

         9. NON-COMPETITION.

         a. NON-COMPETITION DURING EMPLOYMENT TERM. Employee agrees that during the term of Employee's employment by the Company, Employee will devote all of Employee's business time and effort to and give undivided loyalty to the Company, and will not engage in any way whatsoever, directly or indirectly, in any business that is competitive with the Company or its affiliates, nor solicit, or in any other manner work for or assist any business which is competitive with the Company or its affiliates. During the term of Employee's employment by the Company, Employee will undertake no planning for or organization of any business activity competitive with the Company or its affiliates, and Employee will not combine or conspire with any other employee of the Company or any other person for the purpose of organizing any such competitive business activity.

         b. NON-COMPETITION AFTER EMPLOYMENT TERM. The parties acknowledge that Employee will acquire much knowledge and information concerning the business of the Company and its affiliates as the result of Employee's employment. The parties further acknowledge that the scope of business in which Company is engaged as of the date of execution of this Agreement is world-wide and very competitive and one in which few companies can successfully compete. Competition by Employee in that business after this Agreement is terminated would severely injure Company. Accordingly, until two (2) years, or a reasonable term determined by Arizona state law, after this Agreement is terminated or Employee leaves the employment of Company for any reason whatsoever, Employee will not:

          (1) Within any jurisdiction or marketing area in which Company or any of its affiliates is doing business or is qualified to do business, directly or indirectly manage, operate, join, control, or participate or become interested in or be connected with as an employee, partner, officer, director, stockholder, consultant, or investor, any corporation, partnership, or other business entity other than the Company or its affiliates, which shall operate a business in competition with the business conducted by the Company or its affiliates. Nothing herein shall prohibit Employee from owning, solely for investment purposes, publicly-traded securities of any company which operates a business otherwise covered by this Section, provided that such ownership constitutes less than 1% of the issued and outstanding equity or debt securities, as the case may be, of said company.

          (2) Persuade or attempt to persuade any potential customer or client to which Company or any of its affiliates has made a proposal or sale, or with which Company or any of its affiliates has been having discussions, not to transact business with Company or such affiliate, or instead to transact business with another person or organization;

          (3) Solicit the business of any company which is a customer or client of the Company or any of its affiliates at any time during Employee's employment by the Company, or was its customer or client within 3 years prior to the date of this Agreement, provided, however, if Employee becomes employed by or represents a business that exclusively sells products that do not compete with products then marketed or intended to be marketed by the Company, such contact shall be permissible; or

          (4) Solicit, endeavor to entice away from the Company or any of its affiliates, or otherwise interfere with the relationship of the Company or any of its affiliates with, any person who is employed by or otherwise engaged to perform services for the Company or any of its affiliates, whether for Employee's account or for the account of any other person or organization.

               c. MODIFICATION. The covenants set forth in Sections 8 and 9 shall be construed as independent of any other covenant or provision of this Agreement or any other agreement. The Company may reduce the scope of the Employee's obligations under the covenant unilaterally and without consent of any other person or entity, effective upon giving notice thereof.

               d. TIME AND TERRITORY REDUCTION. If the period of time and/or territory described above are held to be in any respect an unreasonable restriction, it is agreed that the court so holding may reduce the territory to which the restriction pertains or the period of time in which it operates or may reduce both such territory and such period, to the minimum extent necessary to render such provision enforceable.

               e. SURVIVAL. The obligations described in Sections 8 and 9 shall survive any termination of this Employment Agreement or any termination of the employment relationship created hereunder.

         10. RETURN OF THE COMPANY'S MATERIALS. Upon the termination of this Agreement, Employee shall promptly return to the Company all files, credit cards, keys, instruments, equipment, and other materials owned or provided by the Company.

         11. INSURANCE. ESI currently has two (2) policies of director's and officer's professional liability insurance providing Fifteen Million Dollars ($15,000,000) of total coverage covering ESI, the Company, other ESI subsidiaries, Employee and the other officers and directors of ESI, the Company and said other ESI subsidiaries; provided, however, that it is understood and acknowledged that the total Fifteen Million Dollars ($15,000,000) of coverage is shared among all such person and entities. During the term hereof, ESI shall use commercially reasonable efforts to maintain such coverage or substantially similar or better director's and officer's professional liability insurance coverage.

         12. REMEDIES.

         a. COMPANY REMEDIES. In addition to other remedies provided by law or equity, upon a breach by Employee of any of the covenants contained herein, the Company shall be entitled to have a court of competent jurisdiction enter an injunction against Employee prohibiting any further breach of the covenants contained herein. The parties further agree that the services to be performed hereunder are of a unique, special, and extraordinary character and that any breach or threatened breach by Employee of any provision of Section 8 or 9 of this Agreement shall cause the Company irreparable harm which cannot be remedied solely by damages. Therefore, in the event of any controversy concerning the rights or obligations under this Agreement, such rights or obligations shall be enforceable in a court of competent jurisdiction at law or equity by a decree of specific performance or, if the Company elects, by obtaining damages or such other relief as the Company may elect to pursue. Such remedies, however, shall be cumulative and nonexclusive and shall be in addition to any other remedies which the Company may have.

         b. EMPLOYEE REMEDIES. In addition to other remedies provided by law or equity, upon a breach by Company of any of the covenants contained herein, the Employee shall be entitled have a court of competent jurisdiction enter an injunction against Company prohibiting any further breach of the covenants contained herein. The parties further agree that any breach or threatened breach by Company of any provision of Section 4 or 11 of this Agreement shall cause the Employee irreparable harm which cannot be remedied solely by damages. Therefore, in the event of any controversy concerning the rights or obligations under this Agreement, such rights or obligations shall be enforceable in a court of competent jurisdiction at law or equity by a decree of specific performance or, if the Employee elects, by obtaining damages or such other relief as the Employee may elect to pursue. Such remedies, however, shall be in addition to any other remedies which the Employee may have.

         c. VENUE. The parties agree that in the event of litigation, venue shall lie exclusively in Maricopa County, Arizona.

         13. COMMON LAW OF TORTS OR TRADE SECRETS. Nothing in this Agreement shall be construed to limit or negate the common law of torts or trade secrets where such common law provides Company with broader protection than the protection provided by this Agreement.

         14. NONDELEGABILITY OF EMPLOYEE'S RIGHTS AND COMPANY ASSIGNMENT RIGHTS. The obligations, rights, and benefits of Employee hereunder are personal and may not be delegated, assigned, or transferred in any manner whatsoever, nor are such obligations, rights, or benefits subject to involuntary alienation, assignment, or transfer. The Company may transfer its obligations hereunder to a subsidiary, affiliate or successor.

         15. NOTICES. All notices, demands, and communications required by this Agreement shall be in writing and shall be deemed to have been given for all purposes when sent to the respective addresses set forth below, (i) upon personal delivery, (ii) one day after being sent, when sent by overnight courier service to and from locations within the continental United States, (iii) three days after posting when sent by registered, certified, or regular United States mail, with postage prepaid and return receipt requested, or (iv) on the date of transmission when sent by confirmed facsimile.

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
                  If to the Company:  Logistics Personnel Corp.
                                      2929 East Camelback Road
                                      Suite 220
                                      Phoenix, Arizona  85016
                                      Attn:  Marvin D. Brody
                                             Chief Executive Officer

                  If to Employee:     Billy C. Hollis
                                      6139 E. Andersen Drive
                                      Scottsdale, Arizona  85254

(Or when sent to such other address as any party shall specify by written notice so given.)

         16. ENTIRE AGREEMENT. This Agreement constitutes the final written expression of all of the agreements between the parties, and is a complete and exclusive statement of those terms. It supersedes all understandings and negotiations concerning the matters specified herein. Any representations, promises, warranties, or statements made by either party that differ in any way from the terms of this written Agreement shall be given no force or effect. The parties specifically represent, each to the other, that there are no additional or supplemental agreements between them related in any way to the matters herein contained unless specifically included or referred to herein. No addition to or modification of any provision of this Agreement shall be binding upon any party unless made in writing and signed by all parties.

         17. WAIVER. The waiver by either party of the breach of any covenant or provision in this Agreement shall not operate or be construed as a waiver of any subsequent breach by either party.

         18. INVALIDITY OF ANY PROVISION. The provisions of this Agreement are severable, it being the intention of the parties hereto that should any provisions hereof be invalid or unenforceable, such invalidity or unenforceability of any provision shall not affect the remaining provisions hereof, but the same shall remain in full force and effect as if such invalid or unenforceable provisions were omitted.

         19. APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Arizona exclusive of the conflict of law provisions thereof.

         20. ATTORNEYS' FEES. If any party reasonably employs legal counsel to bring an action at law or other proceedings against the other party to enforce any of the terms hereof, the party prevailing in any such action or other proceeding shall be paid by the other party its reasonable attorneys' fees as well as court costs, all as determined by the court and not a jury.

         21. HEADINGS; CONSTRUCTION. Headings in this Agreement are for informational purposes only and shall not be used to construe the intent of this Agreement. The language in all parts of this Employment Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for nor against any party.

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
         22. COUNTERPARTS; FACSIMILE SIGNATURES. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement. Delivery by any party of a facsimile signature to the other parties to this Agreement shall constitute effective delivery by said party of an original counterpart signature to this Agreement.

         23. BINDING EFFECT; BENEFITS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors, executors, administrators, and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators, and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

         24. BINDING EFFECT ON MARITAL COMMUNITY. Employee represents and warrants to the Company that he has the power to bind his marital community (if any) to all terms and provisions of this agreement by his execution hereof.

         IN WITNESS WHEREOF, each of the parties hereto has executed this Employment Agreement and caused the same to be duly delivered on its behalf as of the date first above written.


                                    LOGISTICS PERSONNEL CORP.,
                                    a Nevada corporation



                                    By /s/ Marvin D. Brody
                                       -----------------------------------------
                                       Marvin D. Brody, Chief Executive Officer
                                                                   "COMPANY"

                                      /s/ Billy C. Hollis
                                      ------------------------------------------
                                      Billy C. Hollis
                                                                      "EMPLOYEE"

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